Exhibit 99.1

CONCEPTUS SECOND QUARTER RESULTS FEATURE

NET SALES UP 77% FROM FIRST QUARTER

Affirmative Recommendation to Cover Essure™ Procedure Issued by  National Blue Cross/Blue Shield Association

SAN CARLOS, Calif. (July 29, 2003) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure, today reported financial results for the three and six months ended June 30, 2003. Highlights of the second quarter of 2003 and subsequent weeks include:

•	Sequential-quarter revenue increase of 77% to $2.0 million

•	Recommendation to cover Essure procedure issued by national Blue Cross/Blue Shield Association

•	Favorable reimbursement progress for Essure among private payers, including coverage by local Blue Cross/Blue Shield plans totaling nearly 43 million covered lives

•	Introduction of a new coil catheter designed to improve Essure placement rates

•	Commencement of initial phases of manufacturing outsourcing effort

Net sales for the second quarter of 2003 were $2.0 million, an increase of 77% from $1.2 million in the first quarter of 2003 and sharply higher compared with net sales of $406,000 for the second quarter of 2002. The increase was attributable to rising commercial sales of Essure in the United States.

The net loss for the 2003 second quarter was $10.5 million, or $0.49 per share, compared with a net loss of $11.0 million, or $0.52 per share in the immediately preceding quarter and a net loss of $6.7 million, or $0.40 per share, in the comparable period last year. Cost of goods sold for the three months ended June 30, 2003 was $1.8 million, which resulted in a gross profit of $274,000. The modest gross profit, which reflects early stage product manufacturing and limited production volumes, compares with a gross profit of $4,000 in the first quarter of this year, and a negative gross margin for the second quarter of last year.

Research and development expenses were $1.7 million for the 2003 second quarter, in line with R&D expenses for the 2003 first quarter of $1.6 million and down from R&D expenses of $2.3 million in the prior-year second quarter. The year-over-year decline was a result of decreased clinical and regulatory affairs expenses following U.S. Food and Drug Administration (FDA) approval in November 2002 of the Company’s Pre-market Approval application for Essure.

Selling, general and administrative expenses were $9.3 million for the second quarter of 2003, compared with $9.6 million in the immediately preceding quarter and $4.0 million in the prior-year’s second quarter. The year-over-year increase was primarily related to the build out of the Company’s U.S. sales, marketing and professional education infrastructure and one-time costs related to the recruitment and hiring of a new chief executive officer.

Cash, cash equivalents, short-term investments and restricted cash were $50.5 million as of June 30, 2003, compared with $70.7 million as of December 31, 2002.

For the six months ended June 30, 2003, net sales were $3.2 million, compared with $682,000 for the six months ended June 30, 2002. The first-half 2003 net loss was $21.6 million, or $1.01 per share, compared with a net loss of $12.5 million, or $0.75 per share, in the comparable period of last year.

Commenting on the second quarter, Mark Sieczkarek, president and chief executive officer, said, “We have made exceptional progress along many fronts— in reimbursement, physician training, U.S. sales and marketing and manufacturing— and this progress bodes well for our future performance. We have worked successfully to expand insurance coverage for the Essure procedure, and during the quarter local Blue Cross/Blue Shield plans across the country now totaling 43 million covered lives have agreed to reimburse the Essure procedure. More importantly, the national Blue Cross/Blue Shield Association has issued a positive recommendation to its local members to cover the Essure procedure. To date, we have had positive coverage decisions from insurance companies covering more than 136 million lives. We are well on the way to reaching our goal of 200 million covered lives in the U.S. by the end of 2003.”

Mr. Sieczkarek continued, “We have begun testing various direct-to-consumer marketing programs, including regional advertisements in publications such as Parents magazine. We have also embarked on a direct mail campaign to pre-identified target patient groups in certain geographic areas where we now have a critical mass of trained physicians.”

“As of the end of the quarter, we had over 350 physicians performing Essure procedures in the U.S., either independently or in the course of their preceptorships,” he continued. “In order to accelerate the certification process and to control training costs, we are now giving one-on-one training sessions to new physicians who have pre-scheduled Essure cases. We continue to be comfortable that we will reach our goal of having 700 U.S. physicians performing Essure procedures by the end of the year.”

In recent weeks, Conceptus introduced a new delivery catheter, the coil catheter, which was shown to improve bilateral placement rates in a study in Australia among experienced physicians. The improved placement rate claim has been introduced in Australia and Canada, and is expected to be introduced in Europe shortly. A new placement rate claim in the U.S. will require FDA approval after additional clinical data on the coil catheter are obtained through the Company’s existing Post Approval Study.

The Company also noted that as part of its manufacturing outsourcing effort, it has begun engaging third-party contract manufacturers. The Company expects this effort to lower manufacturing costs and increase production capacity.

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s Website, www.conceptus.com. A replay will be available on the Website for 14 days.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product, the results of our marketing programs, adoption of the Essure procedure by physicians, insurance coverage decisions and improvements in manufacturing capacity and efficiency, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by regulatory authorities, insurance carriers and physicians, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company’s Quarterly Report on Form 10Q for the quarter ended March 31, 2003 and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$2,040	$406	$3,194	$682
Cost of goods sold	1,766	893	2,916	1,639

Gross profit (loss)	274	(487)	278	(957)

Operating expenses:
Research and development	1,656	2,348	3,267	4,330
Selling, general and administrative	9,331	3,999	18,949	7,213

Total operating expenses	10,987	6,347	22,216	11,543
Operating loss	(10,713)	(6,834)	(21,938)	(12,500)
Interest and other income (expense), net	167	177	367	(12)

Net loss	$(10,546)	$(6,657)	$(21,571)	$(12,512)

Basic and diluted net loss per share	$(0.49)	$(0.40)	$(1.01)	$(0.75)

Shares used in computing basic and diluted net loss per share	21,499	16,806	21,441	16,640

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2003	December 31, 2002
Cash, cash equivalents, short-term investments and restricted cash	$50,455	$70,734
Accounts receivable, net	1,350	581
Inventories, net	2,157	2,524
Other current assets	1,057	797

Total current assets	55,019	74,636
Property and equipment, net	2,220	2,474
Other assets	139	185

Total assets	$57,378	$77,295

Total liabilities	$7,441	$6,581

Total stockholders’ equity	49,937	70,714

Total liabilities and stockholders’ equity	$57,378	$77,295

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